For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Chris Daly (Media)
Chief Operating Officer	DG Public Relations
(561) 227-1386	(703) 864-5553

Chatham Lodging Trust Announces Strong First Quarter 2022 Results

Business Travel Strengthening, Asset Sales to Enhance Value & Add Capacity for Growth

WEST PALM BEACH, Fla., May 4, 2022—Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels, today announced results for the first quarter ended March 31, 2022.

First Quarter 2022 Operating Results

•Portfolio Revenue Per Available Room (RevPAR) – Increased 56 percent to $88 compared to the 2021 first quarter. Average daily rate (ADR) accelerated 36 percent to $146, and occupancy jumped 15 percent to 60 percent for the 41 comparable hotels owned as of March 31, 2022 (excludes one Austin hotel that opened in June 2021 and the Woodland Hills hotel that opened in January 2022).
•Net loss – Incurred a $9.7 million net loss compared to net income of $2.7 million in the 2021 first quarter (2021 first quarter net loss would have been $21.1 million excluding a $23.8 million gain on sale of investment related to a joint venture). Net loss per diluted common share was $(0.23) versus net income per diluted common share of $0.06 for the same period last year.
•GOP Margin – Grew margins a significant 27 percent to a portfolio-wide GOP margin of 38 percent in the 2022 first quarter compared to 30 percent in the 2021 first quarter. GOP flow-through, measured as the increase in GOP compared to the increase in room revenue, was 55 percent.
•Adjusted EBITDA – Jumped to $13.3 million from $1.2 million in the 2021 first quarter.
•Adjusted FFO – Swung significantly from negative FFO of $7.1 million in the 2021 first quarter to positive adjusted FFO of $3.5 million this year. Adjusted FFO per diluted share was $0.07, compared to an FFO loss of $(0.15) in the 2021 first quarter.
•Cash Flow/Burn Before Capital Expenditures – Generated first quarter 2022 cash flow before capital expenditures of $2.8 million in the 2022 first quarter compared to $5.1 million in the 2021 fourth quarter and cash burn of $7.6 million in the 2021 first quarter. Cash flow/burn includes $2.3 million of principal amortization per quarter.
•Opened First Ground-up Hotel Development and Acquired Beachside Hotel - Opened the much-anticipated $71 million Home2 Suites by Hilton Woodland Hills Warner Center in January 2022, and the company acquired the Hilton Garden Inn Destin Miramar Beach for $31 million.

The following chart summarizes the consolidated financial results for the three months ended March 31, 2022, and 2021, based on all properties owned during those periods ($ in millions, except margin percentages and per share data):

	Three Months Ended
	March 31,
	2022	2021
Net (loss) income	$(9.7)	$2.7
Diluted net (loss) income per common share	$(0.23)	$0.06
GOP Margin	38.3%	29.9%
Hotel EBITDA Margin	29.2%	11.1%
Adjusted EBITDA	$13.3	$1.2
AFFO	$3.5	$(7.1)
AFFO per diluted share	$0.07	$(0.15)

Jeffrey H. Fisher, Chatham’s president and chief executive officer, highlighted, “Since getting past the impact from the COVID-19 Omicron variant midway through the first quarter, we have seen an acceleration in travel, especially business travel, across many of our key markets. The outlook for business travel continued to strengthen in April and early May, and we are positioned to outperform our peers as the business traveler returns. Occupancy is accelerating, and we are emphasizing the importance of pushing rates to our operating team. As we mentioned on our last earnings call, our technology markets are re-opened, and this summer’s intern business will be our biggest intern program yet.

“Weekday occupancy is the best indicator of business travel, and it rose significantly through the first four months of the year. Weekday occupancy was 48 percent in January before jumping to 60 percent in February, 68 percent in March and 72 percent in April. In fact, April weekday and full-month occupancy of 73 percent was the second-best performance since the start of the pandemic,” Fisher stated.

Hotel RevPAR Performance

The below chart summarizes key hotel financial statistics for the 41 comparable hotels owned as of March 31, 2022, compared to the 2021 fourth, first and 2019 first quarter:

	Q1 2022	Q4 2021	Q1 2021	Q1 2019
Occupancy	60%	65%	53%	76%
ADR	$146	$140	$107	$161
RevPAR	$88	$92	$57	$121
% Change in RevPAR to Prior Year	56%	93%	(41)%	n/a

The below chart summarizes RevPAR statistics by month for the company’s 41 comparable hotels:

	January	February	March	April
Occupancy - 2022	50%	62%	69%	73%
ADR - 2022	$133	$144	$158	$162
RevPAR - 2022	$67	$89	$109	$119
RevPAR - 2021	$48	$54	$68	$78
% Change in RevPAR	40%	66%	61%	53%

Fisher continued, “First quarter RevPAR at our 41 comparable hotels was $88, up 56 percent over the same period of 2021 and down 27 percent over the 2019 first quarter. Relative to 2019, our trend is gaining momentum, and we expect this trend to continue. Compared to 2019, January, February, March and April RevPAR were down 36, 27, 22 and 13 percent, respectively.”

RevPAR performance for Chatham’s six largest markets based on hotel EBITDA contribution over the last twelve months is presented below:

	Q1 2022 RevPAR	Change vs. Q1 2021	Q4 2021 RevPAR	Q1 2021 RevPAR	Q1 2019 RevPAR
41 - Hotel Portfolio	$88	56%	$92	$57	$121
Silicon Valley	$71	33%	$74	$54	$183
Coastal Northeast	$72	51%	$122	$48	$88
Greater New York	$109	25%	$139	$87	$125
Dallas	$86	97%	$74	$44	$97
Houston	$81	55%	$70	$52	$112
Los Angeles	$128	57%	$130	$82	$161

“Since the start of the pandemic, our largest market, Silicon Valley, and other technology dependent markets, such as Bellevue, Washington, have been laggards with little business travel. However, trends are improving quickly and are poised to significantly outperform and deliver outsized earnings growth as the business traveler returns, international travel opens up, technology related training and product development resumes and, importantly, the intern programs return,” commented Dennis Craven, Chatham’s chief operating officer.

“April RevPAR at our four Silicon Valley hotels accelerated to $103, a significant gain of 45 percent above its first quarter RevPAR. At our Bellevue Residence Inn, April RevPAR was $92, a strong improvement of 44 percent over first quarter RevPAR of $64. Demand is accelerating quickly in these tech driven markets with April occupancy at these five hotels jumping from 53 percent in the first quarter to 68 percent in April,” Craven noted.

Approximately 59 percent of Chatham’s hotel EBITDA over the last twelve months was generated from its extended-stay hotels. Chatham has the highest concentration of extended-stay rooms of any public lodging REIT at 60 percent. First quarter 2022 occupancy, ADR and RevPAR for each of the company’s major brands, based on the 41 comparable hotels, is presented below (number of hotels in parentheses):

	Residence Inn (17)	Homewood Suites (7)	Courtyard (5)	Hilton Garden Inn (5)	Hampton Inns (3)
Occupancy - 2022	62%	68%	63%	44%	58%
ADR – 2022	$154	$133	$134	$157	$132
RevPAR – 2022	$96	$91	$85	$70	$77
RevPAR – 2021	$71	$53	$41	$40	$54
% Change in RevPAR	36%	70%	109%	75%	44%

Hotel Operations Performance

The below chart summarizes key hotel operating performance measures per month during the 2022 first quarter, compared to the 2021 fourth, first and 2019 first quarter. RevPAR is based on the 41 comparable hotels. Gross operating profit is calculated as Hotel EBITDA plus property taxes, ground rent and insurance (in millions, except for RevPAR and margin percentages):

	Jan. 2022	Feb. 2022	Mar. 2022	Q1 2022	Q4 2021	Q1 2021	Q1 2019
RevPAR	$67	$89	$109	$88	$92	$55	$121
Gross operating profit	$4.2	$6.2	$10.5	$20.9	$23.4	$9.4	$32.4
Hotel EBITDA	$2.4	$4.6	$8.9	$15.9	$17.6	$3.5	$26.2
GOP margin	30%	36%	44%	38%	41%	30%	44%
Hotel EBITDA margin	17%	27%	38%	29%	31%	11%	35%

“Though the results within the quarter were erratic due to the Omicron effect in January and February, March was a stable month. A key takeaway is that we delivered an operating margin of 44 percent on RevPAR of $109, the same margin as the 2019 first quarter when RevPAR was $12 or 11 percent higher.

“On a per occupied room basis, our wage and benefit costs were $36 in the quarter, down from $37 during the 2019 first quarter, which is particularly impressive when you consider how much wages have increased over the past three years, as well as how quickly we had to pivot to account for the Omicron impact on lower-than-expected labor needs. Our operating model is going to produce meaningful margin gains above pre-pandemic levels as we continue to drive occupancy and ADR gains. This bodes well for our ability to generate distributable cash flow,” Craven concluded.

Corporate Update

The below chart summarizes key financial performance measures during the first quarter, compared to the 2021 fourth, first and 2019 first quarter. Corporate EBITDA is calculated as hotel EBITDA minus cash corporate general and administrative expenses and is before debt service and capital expenditures. Debt service includes interest expense and principal amortization on its secured debt (approximately $2.3 million per quarter), as well as dividends on its preferred shares of $2.0 million per quarter. Cash flow/(burn) before CAPEX is calculated as Corporate EBITDA less debt service. Amounts are in millions, except RevPAR.

	Jan. 2022	Feb. 2022	Mar. 2022	Q1 2022	Q4 2021	Q1 2021	Q1 2019
RevPAR – 2022	$67	$89	$109	$88	$92	$56	$121
Hotel EBITDA	$2.4	$4.6	$8.9	$15.9	$17.6	$3.5	$26.2
Corporate EBITDA	$1.5	$3.7	$8.1	$13.3	$15.0	1.1	23.7
Debt Service & Preferred	$(3.4)	$(3.5)	$(3.6)	$(10.5)	$(9.9)	$(8.7)	$(8.3)
Cash flow/(burn) before CAPEX	$(1.9)	$0.2	$4.5	$2.8	$5.1	$(7.6)	$15.4

Opening of Home2 Suites in California

In January 2022, Chatham announced the opening of the 170-suite Home2 Suites by Hilton Woodland Hills Warner Center. The opening adds another high-quality, extended-stay hotel to the portfolio. The hotel was constructed to the highest building standards in the country. The hotel will generate one of the highest RevPAR’s in Chatham’s portfolio. The hotel is the only premium-branded, extended-stay room product within an 11-mile radius of the hotel and will appeal to any traveler coming to the area for business, leisure or both.

“This beautiful asset is an ideal addition to our industry leading portfolio of premium-branded, extended-stay hotels. We know that this hotel provides the best all-around lodging experience in the market with an awesome public space that includes a full-service, indoor/outdoor bar and restaurant along with large rooms equipped with kitchens,” Fisher emphasized. “The Warner Center market is poised to boom over the next decade, and we are delivering a quick ramp-up with April occupancy of 63 percent, ADR of $184 and over 90 percent on some nights.”

Hotel Acquisitions

During the first quarter in an off-market transaction, Chatham acquired the beachside 111-room Hilton Garden Inn Destin Miramar Beach, Fl., for $31 million or approximately $279,000 per room. Recently opened in 2020, the hotel is within walking distance of the pristine white sands of the Gulf of Mexico.
Fisher commented, “This hotel represents our third youngest hotel and will generate a significant RevPAR premium over our current portfolio. Additionally, the hotel diversifies further Chatham’s portfolio by adding a predominantly leisure hotel and should benefit from the Sunbelt population growth that we expect will continue. Three out of every four travelers to the Destin area come from the Sunbelt, and many of Destin’s feeder markets, such as Atlanta, Dallas, Nashville and Houston, are experiencing strong population growth.”

Hotel Recycling and Pending Asset Sales

The opening of Home2 Suites Woodland Hills concludes the successful recycling of the proceeds from the sale of an older hotel in San Diego for $67 million into the Woodland Hills hotel with an investment of $71 million, and Chatham expects the reinvestment will contribute incremental stabilized EBITDA of over $1 million compared to the sold hotel.

Additionally, Chatham expects to close on the sale of four hotels comprising 537 rooms for aggregate proceeds of approximately $80 million within the next week. Including near term capital expenditure requirements, the aggregate sales proceeds would equate to an approximate two and six percent capitalization rate on net operating income for 2021 and 2019, respectively. Chatham cannot assure that these transactions will be complete on the terms described above or at all.

Three of the hotels are among Chatham’s six lowest RevPAR hotels, and all four hotels are among the fifteen lowest RevPAR hotels in the portfolio (based on 2019 RevPAR). Additionally, the four hotels generated 2021 Hotel EBITDA of $2.2 million. The recently acquired Destin hotel is the third youngest hotel in the portfolio, generated 2021 Hotel EBITDA of $2.3 million and is expected to be in the top 10 in RevPAR for 2022.

Hotel Investments

During the 2022 first quarter, the company incurred capital expenditures of $4.1 million, excluding any spending related to the Warner Center development. Chatham’s 2022 capital expenditure budget was approximately $23.7 million, but after the sale of the four hotels, total budgeted spend will be reduced to approximately $19.1 million, which includes renovations at five hotels and excludes any spending related to the Warner Center development.

Capital Markets & Capital Structure

As of March 31, 2022, the company had net debt of $567.9 million (total consolidated debt less unrestricted cash). Total debt outstanding as of March 31, 2022, was $586.1 million at an average interest rate of 4.6 percent, comprised of $437.6 million of fixed-rate mortgage debt at an average interest rate of 4.6 percent, $110.0 million outstanding on the company’s $250 million senior unsecured revolving credit facility, which currently carries a 3.3 percent interest rate, and $38.5 million outstanding on the Warner Center construction loan, which carries a 7.95 percent interest rate.

Based on the ratio of the company’s net debt to hotel investments at cost, Chatham’s leverage ratio was approximately 32.4 percent on March 31, 2022. The weighted average maturity date for Chatham’s fixed-rate debt is April 2024. Chatham has $34.8 million maturing in the 2023 first quarter, $16.6 million in the 2023 second quarter, $20.4 million in the 2023 third quarter and $41.8 million maturing in the 2023 fourth quarter.

Chatham expects to exit the waiver period on its credit facility after reporting 2022 second quarter results. After using proceeds from the pending hotel sales to reduce borrowings on its credit facility, Chatham will have $30 million outstanding on its $250 million credit facility.

“Our balance sheet is strong. We have no debt maturities in 2022, and 2023 maturities aggregating $114 million are very manageable. Once we exit the waiver period, we will only have encumbrances on 15 of our 43 hotels which provides us the flexibility to appropriately address our maturities at the right time and also invest meaningful dollars to acquire assets,” stated Jeremy Wegner, Chatham’s chief financial officer.

Dividend

The Board of Trustees will regularly evaluate its common dividend moving forward.

During the quarter, the Board of Trustees declared a preferred share dividend of $0.41406 per share, payable on April 18, 2022, to shareholders of record as of March 31, 2022.

2022 Guidance

Due to uncertainty surrounding the hotel industry, the company is not providing guidance at this time.

Earnings Call

The company will hold its first quarter 2022 conference call later today at 10:00 a.m. Eastern Time. Shareholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto Chatham’s Web site, www.chathamlodgingtrust.com, or www.streetevents.com, or may participate in the conference call by dialing 1-877-407-0789 and referencing Chatham Lodging Trust. A recording of the call will be available by telephone until 11:59 p.m. ET on Wednesday, May 11, 2022, by dialing 1-844-512-2921, reference number 13728686. A replay of the conference call will be posted on Chatham’s website.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly traded real estate investment trust (REIT) focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns 43 hotels totaling 6,451 rooms/suites in 16 states and the District of Columbia. Additional information about Chatham may be found at chathamlodgingtrust.com.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” within the meaning of Securities and Exchange Commission (SEC) rules and regulations, that are different from measures calculated and presented in accordance with GAAP (generally accepted accounting principles). The company considers the following non-GAAP financial measures useful to investors as key supplemental measures of its operating performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, (5) EBITDAre (6) Adjusted EBITDA and (7) Adjusted Hotel EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as prescribed by GAAP as a measure of its operating performance.

FFO As Defined by NAREIT and Adjusted FFO

The company calculates FFO in accordance with standards established by the Nareit, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, impairment write-downs, the cumulative effect of changes in accounting principles, plus depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures following the same approach. The company believes that the presentation of FFO provides useful information to investors regarding its operating performance because it measures its performance without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of real estate assets and certain other items that the company believes are not indicative of the property level performance of its hotel properties. The company believes that these items reflect historical cost of its asset base and its acquisition and disposition activities and are less reflective of its ongoing operations, and that by adjusting to exclude the effects of these items, FFO is useful to investors in comparing its operating performance between periods and between REITs that also report using the Nareit definition.

The company calculates Adjusted FFO by further adjusting FFO for certain additional items that are not addressed in Nareit’s definition of FFO, including other charges, losses on the early extinguishment of debt and similar items related to its unconsolidated real estate entities that it believes do not represent costs related to hotel operations. The company believes that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that make similar adjustments to FFO.

EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA

The company calculates EBITDA for purposes of the credit facility debt as net income or loss excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; (3) depreciation and amortization; and (4) unconsolidated real estate entity items including interest, depreciation and amortization excluding gains and losses from sales of real estate. The company believes EBITDA is useful to investors in evaluating and facilitating comparisons of its operating performance because it helps investors compare the company’s operating performance between periods and between REITs by removing the impact of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results. In addition, the company uses EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

The company calculates EBITDAre in accordance with Nareit guidelines, which defines EBITDAre as net income or loss excluding interest expense, income tax expense, depreciation and amortization expense, gains or losses from sales of real estate, impairment, and adjustments for unconsolidated joint ventures. We believe that the presentation of EBITDAre provides useful information to investors regarding the Company's operating performance and can facilitate comparisons of operating performance between periods and between REITs.

The company calculates Adjusted EBITDA by further adjusting EBITDA for certain additional items, including other charges, losses on the early extinguishment of debt, amortization of non-cash share-based compensation and similar items related to its unconsolidated real estate entities, which it believes are not indicative of the performance of its underlying hotel properties entities. The company believes that

Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that report similar measures.

Adjusted Hotel EBITDA is defined as net income before interest, income taxes, depreciation and amortization, corporate general and administrative, impairment loss, loss on early extinguishment of debt, interest and other income and income or loss from unconsolidated real estate entities. The Company presents Adjusted Hotel EBITDA because the Company believes it is useful to investors in comparing its hotel operating performance between periods and comparing its Adjusted Hotel EBITDA margins to those of our peer companies. Adjusted Hotel EBITDA represents the results of operations for its wholly owned hotels only.

Although the company presents FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA because it believes they are useful to investors in comparing the company’s operating performance between periods and between REITs that report similar measures, these measures have limitations as analytical tools. Some of these limitations are:

•FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect changes in, or cash requirements for, the company’s working capital needs;
•FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect funds available to make cash distributions;
•EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the company’s debts;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect any cash requirements for such replacements;
•Non-cash compensation is and will remain a key element of the company’s overall long-term incentive compensation package, although the company excludes it as an expense when evaluating its ongoing operating performance for a particular period using adjusted EBITDA;
•Adjusted FFO, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the impact of certain cash charges (including acquisition transaction costs) that result from matters the company considers not to be indicative of the underlying performance of its hotel properties; and
•Other companies in the company’s industry may calculate FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA differently than the company does, limiting their usefulness as a comparative measure.

In addition, FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA are not measures of the Company’s liquidity. Because of these limitations, FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The Company compensates for these limitations by relying primarily on its GAAP results and using FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA only supplementally. The Company’s consolidated financial statements and the notes to those statements included elsewhere are prepared in accordance with GAAP. The company’s reconciliation of FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA to net income attributable to common shareholders, as determined under GAAP, is set forth below.

Forward-Looking Statement Safe Harbor

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include those with regard to the potential future impact of the COVID-19 pandemic, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include information about possible or assumed future results of the lodging industry and our business, financial condition, liquidity, results of operations, cash flow and plans and objectives. These statements generally are characterized by the use of the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements. Important factors that we think could cause our actual results to differ materially from expected results are summarized below.

One of the most significant factors, however, is the ongoing impact of the current outbreak of the COVID-19 pandemic on the United States, regional and global economies, the broader financial markets, our customers and employees, governmental responses thereto and the operation changes we have and may implement in response thereto. The current outbreak of the COVID-19 pandemic has also impacted, and is likely to continue to impact, directly or indirectly, many of the other important factors below. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In particular, it is difficult to fully assess the impact of the COVID-19 pandemic at this time due to, among other factors, uncertainty regarding the severity and duration of the outbreak domestically and internationally and the effectiveness of federal, state and local governments' efforts to contain the spread of COVID-19 and respond to its direct and indirect impact on the U.S. economy and economic activity.

Other risks include, but are not limited to: national and local economic and business conditions, including the effect on travel of potential terrorist attacks, that will affect occupancy rates at the company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the company’s ability to maintain its properties in a First-class manner, including meeting capital expenditure requirements; the company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the company’s ability to complete acquisitions and dispositions; and the company’s ability to continue to satisfy complex rules in order for the company to remain a REIT for federal income tax purposes and other risks and uncertainties associated with the company’s business described in the company's filings with the SEC; inaccuracies of our accounting estimates and the uncertainty and economic impact of pandemics, epidemics or other public health emergencies of fear of such events, such as the recent COVID-19 pandemic. Given these uncertainties, undue reliance should not be placed on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events. The forward-looking statements should also be read in light of the risk factors identified in the “Risk Factors” section in the Company’s Annual Report on Form

10-K for the year ended December 31, 2021, as updated by the Company's subsequent filings with the SEC under the Exchange Act.

CHATHAM LODGING TRUST
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31, 2022	December 31, 2021
	(unaudited)
Assets:
Investment in hotel properties, net	$1,373,643	$1,282,870
Investment in hotel properties under development	—	67,554
Cash and cash equivalents	18,149	19,188
Restricted cash	8,296	10,681
Right of use asset, net	19,816	19,985
Hotel receivables (net of allowance for doubtful accounts of $288 and $382, respectively)	3,628	3,003
Deferred costs, net	4,646	4,627
Prepaid expenses and other assets	9,530	2,791
Total assets	$1,437,708	$1,410,699
Liabilities and Equity:
Mortgage debt, net	$437,067	$439,282
Revolving credit facility	110,000	70,000
Construction loan	38,450	35,007
Accounts payable and accrued expenses	23,842	27,718
Lease liability, net	22,554	22,696
Distributions payable	1,656	1,803
Total liabilities	633,569	596,506
Commitments and contingencies
Equity:
Shareholders’ Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized; 4,800,000 and 4,800,000 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	48	48
Common shares, $0.01 par value, 500,000,000 shares authorized; 48,804,585 and 48,768,890 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	488	487
Additional paid-in capital	1,047,031	1,048,070
Accumulated deficit	(262,536)	(251,103)
Total shareholders’ equity	785,031	797,502
Noncontrolling interests:
Noncontrolling interest in Operating Partnership	19,108	16,691
Total equity	804,139	814,193
Total liabilities and equity	$1,437,708	$1,410,699

CHATHAM LODGING TRUST
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	For the three months ended
	March 31,
	2022	2021
Revenue:
Room	$50,164	$29,390
Food and beverage	1,415	363
Other	2,980	1,574
Reimbursable costs from unconsolidated entities	326	787
Total revenue	54,885	32,114
Expenses:
Hotel operating expenses:
Room	11,594	7,166
Food and beverage	1,047	284
Telephone	402	400
Other hotel operating	732	365
General and administrative	5,350	3,812
Franchise and marketing fees	4,408	2,598
Advertising and promotions	1,189	757
Utilities	2,888	2,287
Repairs and maintenance	3,445	2,461
Management fees	1,918	1,196
Insurance	710	648
Total hotel operating expenses	33,683	21,974
Depreciation and amortization	15,036	13,334
Property taxes, ground rent and insurance	4,958	5,879
General and administrative	3,942	3,530
Other charges	250	55
Reimbursable costs from unconsolidated entities	326	787
Total operating expenses	58,195	45,559
Operating loss before loss on sale of hotel property	(3,310)	(13,445)
Loss on sale of hotel property	—	(43)
Operating loss	(3,310)	(13,488)
Interest and other income	—	74
Interest expense, including amortization of deferred fees	(6,389)	(6,470)
Loss from unconsolidated real estate entities	—	(1,231)
Gain on sale of investment in unconsolidated real estate entities	—	23,817
(Loss) income before income tax expense	(9,699)	2,702
Income tax expense	—	—
Net (loss) income	(9,699)	2,702
Net loss (income) attributable to noncontrolling interests	253	(46)
Net (loss) income attributable to Chatham Lodging Trust	(9,446)	2,656
Preferred dividends	(1,987)	—
Net (loss) income attributable to common shareholders	$(11,433)	$2,656
(Loss) Income per Common Share - Basic:
Net (loss) income attributable to common shareholders	$(0.23)	$0.06
(Loss) Income per Common Share - Diluted:
Net (loss) income attributable to common shareholders	$(0.23)	$0.06
Weighted average number of common shares outstanding:
Basic	48,787,519	47,224,972
Diluted	48,787,519	47,368,518
Distributions declared per common share:	$—	$—

CHATHAM LODGING TRUST
FFO and EBITDA
(In thousands, except share and per share data)

	For the three months ended
	March 31,
	2022	2021
Funds From Operations (“FFO”):
Net (loss) income	$(9,699)	$2,702
Preferred dividends	(1,987)	—
Net (loss) income attributable to common shares and common units	(11,686)	2,702
Loss on sale of hotel property	—	43
Gain on sale of investment in unconsolidated real estate entities	—	(23,817)
Depreciation	14,970	13,274
Adjustments for unconsolidated real estate entity items	—	568
FFO attributable to common share and unit holders	3,284	(7,230)
Other charges	250	55
Adjustments for unconsolidated real estate entity items	—	46
Adjusted FFO attributable to common share and unit holders	$3,534	$(7,129)
Weighted average number of common shares and units
Basic	49,845,825	48,019,747
Diluted	50,042,723	48,019,747

	For the three months ended
	March 31,
	2022	2021
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”):
Net (loss) income	$(9,699)	$2,702
Interest expense	6,389	6,470
Depreciation and amortization	15,036	13,334
Adjustments for unconsolidated real estate entity items	—	1,184
EBITDA	11,726	23,690
Loss on sale of hotel property	—	43
Gain on sale of investment in unconsolidated real estate entities	—	(23,817)
EBITDAre	11,726	(84)
Other charges	250	55
Adjustments for unconsolidated real estate entity items	—	46
Share based compensation	1,294	1,156
Adjusted EBITDA	$13,270	$1,173

CHATHAM LODGING TRUST
ADJUSTED HOTEL EBITDA
(In thousands, except share and per share data)

		For the three months ended
		March 31,
		2022	2021

Net (loss) income		$(9,699)	$2,702
Add:	Interest expense	6,389	6,470
	Depreciation and amortization	15,036	13,334
	Corporate general and administrative	3,942	3,530
	Other charges	250	55
	Loss from unconsolidated real estate entities	—	1,231
	Loss on sale of hotel property	—	43
Less:	Interest and other income	—	(74)
	Gain on sale of investment in unconsolidated real estate entities	—	(23,817)
	Adjusted Hotel EBITDA	$15,918	$3,474